Exhibit 99.1 Press Release, dated October 10, 2007

VITAL SIGNS ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

     TOTOWA, N.J., October 10, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced that Mark D. Mishler will be joining the company as its Executive Vice President and Chief Financial Officer. Mr. Mishler joins Vital Signs from his current position as Corporate Controller of Fedders Corporation. Mr. Mishler is a certified public accountant and a certified management accountant. He holds Bachelors of Arts degrees in chemistry and biology from Indiana University and a Masters in Business Administration from the University of Michigan. Mr. Mishler is assisting his current employer with certain transition activities and will begin his employment with Vital Signs approximately November 1st.

     William Craig has resigned as the Company’s Chief Financial Officer effective October 5, 2007. Mr. Craig is leaving Vital Signs to take a position with Fifth Street Capital, a mezzanine investment firm.

     Terry Wall, Chief Executive Officer, commented, “We are extremely pleased to have recruited an individual of Mark’s caliber and we believe he will bring valuable insights and knowledge to our team.” Mr. Wall added, “Vital Signs would like to extend its best wishes to Bill for success in his new position and to thank him for his efforts on behalf of Vital Signs.”

     Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, interventional cardiology/radiology and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products. In 2006 Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

      All statements in this press release other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors including factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2006.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or
Douglas Wall, Investor Relations
(973) 790-1330
http://www.vital-signs.com